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                                                                  Exhibit (4)(n)
                         [THE PRUDENTIAL LETTERHEAD]

                                                As of December 11, 1995



Sundstrand Corporation
4949 Harrison Avenue
P.O. Box 7003
Rockford, IL  61125-7003

Gentlemen:

Reference is made to:

A. The note agreement between Sundstrand Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential") dated as of January 18, 1980, as amended (the "1980 Agreement");

B. The note agreement between the Company and Prudential dated as of May 15, 1991, as amended (the "May 1991 Agreement");

C. The note agreement between the Company and Prudential dated as of December 2, 1991, as amended (the "December 1991 Agreement'); and

D. The private shelf agreement between the Company, on the one hand, and Prudential and the Prudential Affiliates (as defined therein) which may become party thereto, on the other hand, dated as of December 11, 1995 (the "1995 Agreement").

Pursuant to the provisions of the 1980 Agreement, the May 1991 Agreement and the December 1991 Agreement (herein collectively referred to as the "Earlier Agreements"), Prudential and the Company hereby consent and agree that the Company shall be deemed to be in compliance with or in default under (as the case may be) paragraphs 5 and 6 of each of the Earlier Agreements only if it is in compliance with or in default under (as the case may be) paragraphs 5 and 6 of the 1995 Agreement as the same may be amended or otherwise modified from time to time with the written consent of Prudential.

Prudential and the Company hereby further agree that (i) termination of the 1995 Agreement shall not affect the continued application hereunder of the referenced paragraphs thereof and (ii) upon the written request of either Prudential or the Company, paragraphs 5 and 6 of each of the Earlier Agreements shall be amended to restate such paragraphs in substantially the



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Sundstrand Corporation
December 11, 1995
Page Two



same form as the then existing paragraphs 5 and 6 of the 1995 Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned, whereupon this letter shall become a binding agreement between the Company and Prudential, modifying the Earlier Agreements in the manner and to the extent hereinabove provided.

                                                Very truly yours,

                                                THE PRUDENTIAL INSURANCE
                                                  COMPANY OF AMERICA


                                                By: /s/ Jeffrey Dickson
                                                    ------------------------
                                                Title:  Vice President


The foregoing instrument is
hereby accepted as of the date
first above written

SUNDSTRAND CORPORATION


By: /s/ James F. Ricketts
-------------------------
Title: Vice President and Treasurer